PURCHASE AND SALE AGREEMENT


	I.	IDENTIFICATION OF PARTIES

		THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of July 25,, 1997, by and between STONEWOOD CENTER, LTD., a California limited partnership ("Stonewood"), and THE MACERICH
PARTNERSHIP, L.P., a Delaware limited partnership ("Macerich").

	2.	DESCRIPTION OF THE PROPERTY

		In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stonewood hereby agrees to sell and convey to Macerich and Macerich hereby agrees to purchase from Stonewood all of Stonewood's right, title and interest in and to the following:

		(a)	That certain real property located in the City of
Downey, County of Los Angeles, State of California, and more particularly described on Part I of Exhibit A attached hereto
("Fee Land");

		(b)	All of Stonewood's interest as lessee in that
certain ground lease more particularly described on Exhibit M-2 attached hereto (said ground lease, together with any and all amendments, modifications, supplements or extensions thereto, is hereinafter referred to as the "Ground Lease") pursuant to which such Ground Lease, Stonewood ground leases that certain real property located in the City of Downey, County of Los Angeles, State of California and more particularly described on Part II of Exhibit A attached hereto ("Leasehold Land"). The Fee Land and the Leasehold Land are hereinafter collectively referred to as the "Land";

		(c) All buildings and improvements located on the Land (collectively, "Improvements"), which Land and Improvements are commonly known as Stonewood Shopping Center.

		(d)	All of Stonewood's interest as lessor in all
leases, subleases and other occupancy agreements covering the Land and Improvements (said agreements, together with any and all amendments, modifications, supplements or extensions thereto, are hereinafter referred to collectively as the "Leases") and are identified in the Rent Roll (hereinafter defined);

		(e)	All of Stonewood's interest in all rights,
privileges, easements and appurtenances to the Land and the Improvements including, without limitation, all of Stonewood's interest in and to oil, gas and other minerals and water rights
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and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements, and all such rights, privileges, easements and appurtenances (including, without limitation, Stonewood's interest as lessor under the Leases) are sometimes collectively hereinafter referred to as the "Real Property");

		(f)	All personal property, equipment, supplies and
fixtures (collectively, "Personal Property") owned by Stonewood located on the Real Property and used or useful in the operation of the Real Property, including, without limitation, the personal property identified in Exhibit O attached hereto;

		(g)	All of Stonewood's right, title and interest in
and to any and all reciprocal easement agreements, supplemental or separate agreements with an Anchor (hereinafter defined) development agreements, and the like of or pertaining to the Property, all as more particularly described on Exhibit L-2 as attached hereto (each an "Operating Agreement" and collectively, the "Operating Agreements"); and

		(h)	All trademarks, trade names (including, without
limitation, the exclusive right to use the name Stonewood Shopping Center), contract rights, guarantees, licenses, approvals, certificates, permits and warranties used or useful in connection with the foregoing and all telephone numbers for the Property (collectively, the "Intangible Personal Property"). (The Real Property, the Personal Property and the Intangible Personal
Property are sometimes collectively hereinafter referred to as the "Property").

		(i)	Notwithstanding anything to the contrary contained
herein, all payments payable under Section 7 of that certain
License Agreement dated August 17, 1989 are not included in the term "Property" and are not being transferred pursuant to this Agreement.

	3.	PURCHASE PRICE

		(a)	The purchase price of the Property ("Purchase
Price") shall be the sum of Ninety Two Million Dollars
($92,000,000) and will be paid by Macerich to Stonewood on the Closing Date (hereinafter defined), net of all prorations, adjustments and closing costs and less the Holdback Amount
(hereinafter defined), by wire transfer of immediately available funds.

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		(b)	The parties agree that Macerich shall, on the
Closing Date, holdback that amount set forth on Exhibit V attached hereto ("Holdback Amount") from the Purchase Price until the date which is eighteen (18) months after the Closing Date and thereafter so long as Macerich has a claim outstanding under
Section 17 hereof ("Holdback Period"). The Holdback Amount shall be deposited by Macerich in non-commingled account(s), to be held in interest bearing obligations of the United States Government, in institutional savings accounts, or in such other investments as Stonewood and Macerich may mutually agree. All interest or other investment income accrued on the Holdback Amount shall become part of the Holdback Amount and shall be held and applied in accordance with this Section 3. All interest earned on the Holdback Amount shall be charged to the account of Stonewood.

		(c)	Subject to the terms and provisions of this
Section 3, the parties agree that, in addition to all of Macerich's rights and remedies hereunder, at law and in equity, Macerich shall have the right to pursue (or set off, as the case may be) all obligations of Stonewood under Section 17 hereof against the Holdback Amount (and all interest that has accrued on such Holdback Amount). Stonewood agrees, on behalf of itself and each of its partners, that Macerich shall have the right of set off as described above.

		(d)	In the event that Macerich asserts that Stonewood
has an indemnification obligation to Macerich pursuant to Section
17 hereof, Macerich shall deliver written notice ("Indemnification Notice") to Stonewood describing in reasonable detail the circumstances giving rise to such obligation and the amount thereof. Unless, within ten (10) days after its receipt of an Indemnification Notice, Stonewood delivers written notice to Macerich indicating that Stonewood disputes the circumstances giving rise to, or disputes the amount of such claimed indemnification obligation, such matter shall be deemed approved and liquidated in the amount set forth in the Indemnification
Notice (and Macerich shall have the right to set off against the Holdback Amount for such amount set forth in the Indemnification
Notice). A claim shall be deemed to be approved and liquidated at the first to occur of: (i) the date Stonewood has agreed to the claim and the amount thereof, (ii) the date Stonewood is deemed to have approved a claim and the amount thereof, or (iii) the date such claim (and the amount thereof) is determined to be owing to Macerich pursuant to binding arbitration conducted pursuant to
Section 3(f) hereof.

		(e)	In the event Stonewood disputes any matter set
forth in an Indemnification Notice, it shall have the right to submit such matter to binding arbitration pursuant to Section 3(f) hereof by sending written notice to Macerich requesting such arbitration within ten (10) days of receipt of an Indemnification
Notice.

		(f)	If Stonewood timely requests binding arbitration
pursuant to Section 3(e) hereof, then Macerich's right to set off
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pursuant to this Section 3 alone shall be submitted to final and binding arbitration. Except as otherwise provided, such arbitration shall be conducted in Los Angeles, California, before a single arbitrator selected as follows:

		If within ten (10) days after receipt of written notice of Stonewood to Macerich requesting arbitration, which notice shall specify the name and address of the person designated to select the arbitrator on Stonewood's behalf, Macerich fails to notify Stonewood of the name and address of the person designed to select the arbitrator on Macerich's behalf, then the person designated by Stonewood shall, acting alone, select the arbitrator from the list hereinafter described. If both Macerich and Stonewood designate a person as aforesaid, such persons shall, within ten (10) days after receipt by Stonewood of Macerich's designation, select a sole arbitrator from the list of names provided by the Los Angeles office of the American Arbitration Association. The list from which the arbitrator shall be chosen shall be composed of disinterested individuals who are members or associate members (or lawyers regularly retained by any of them) of the International Council of Shopping Centers and attorneys-at-law admitted to practice in California. If the persons so designated to select the arbitrator cannot agree between themselves with said ten (10) day period, then either party, on behalf of both and on notice to the other, may request selection of the arbitrator from the aforementioned list by the State Director for Southern California of the International Council of Shopping Centers, who shall make the selection within fifteen (15) days thereafter. If the selection cannot be made from such list for any reason, then selection shall be made as otherwise aforesaid from a list of arbitrators supplied by the American Arbitration Association who are disinterested California attorneys who have been actively engaged for ten (10) years with real property law and shopping centers.

	The arbitration shall be conducted to the extent consistent with this Section 3 in accordance with the then prevailing rules of the American Arbitration Association governing Commercial Arbitration. If a party after being duly notified fails to appear at or participate in arbitration proceedings, or fails to produce evidence demanded by the arbitrator, the arbitrator is authorized to make his award based on the evidence produced at the hearings by the party who does participate. The arbitrator is authorized to apportion the costs of arbitration and to award an amount to compensate the prevailing party for the time, expense and trouble of arbitration, including attorneys' fees. The arbitrator shall receive a reasonable fee in accordance with his normal hourly billing rate. In rendering his decision and award, the arbitrator shall have no power to modify any of the provisions of this Agreement, which provisions shall be construed in strict conformity with California law. The decision of the arbitrator shall be rendered within thirty (30) days after his selection and
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shall be final and binding upon the parties hereto.  Judgment upon the decision and award may be entered and enforced in accordance with California law by any court of competent jurisdiction.

		(g)	Upon the expiration of the Holdback Period,
Macerich shall pay to Stonewood, in immediately available funds, the Holdback Amount, plus all interest accrued thereon, but less
(i) any claim that has been liquidated and then duly set off against pursuant to the terms and provisions hereof, (ii) any amounts that are then the subject of an arbitration proceeding under Section 3(f), and (iii) such portion of the Holdback Amount as Macerich reasonably anticipates is necessary to cover any other claims made during the Holdback Period which have not yet been liquidated.

		(h)	Stonewood shall have the right to assign all or
any portion of Stonewood's rights to the Holdback Amount (and all interest accrued thereon) to Wells Fargo Bank, N.A. ("Wells") on the following terms and conditions:

			(i)	Such assignment shall be an assignment of
Stonewood's economic interests in the Holdback Amount only and Wells shall not have any rights under, or be deemed a party to, this Agreement; and

			(ii)	Stonewood shall promptly send to Macerich a
copy of the written instrument effecting such assignment
("Wells Assignment"); and

			(iii)	Upon receipt of the Wells Assignment,
Macerich shall be entitled to rely on any written instructions received from Wells regarding payment of the Holdback Amount, irrespective of any conflicting instructions received from Stonewood, and shall not be required to investigate or determine the validity or accuracy of such notice or the validity or enforceability of the Wells
Assignment.

	4.	TITLE

		(a)	Macerich has, prior to the date hereof, ordered
from Commonwealth Land Title Insurance Company, a Pennsylvania corporation ("Title Company") a commitment for an owner's policy of title insurance on the Property ("Title Commitment"), together with copies of all documents relating to the title exceptions referred to in such Title Commitment.

		(b)	Stonewood has, prior to the date hereof, caused to
be delivered to Macerich and to the Title Company an ALTA survey prepared by The Keith Companies last revised on March 5, 1987
("Existing Survey").  As soon as reasonably possible after the
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date hereof, Macerich shall cause the Existing Survey to be updated by Keith Engineering, Inc. ("Surveyor") (the Existing
Survey, as updated, is hereinafter referred to as the "Survey") to
(i) show any new easements or similar matters disclosed in the Title Commitment, (ii) include the form of certification Macerich requires be included on the Survey ("Approved Certification"),
(iii) show all matters described on the Approved Certification, and (iv) show the location, number and size (i.e., standard or compact) of all parking spaces on the Property. The Survey shall be certified as true and correct by the Surveyor for the benefit of Macerich and the Title Company.

		Macerich shall promptly notify Stonewood, in writing, of any disapproved title exceptions or survey matters (each a "Disapproved Matter" and collectively the "Disapproved Matters").
 All other title exceptions set forth in the Title Commitment, all other matters shown by the Survey and all other Liens (hereinafter defined) created by Macerich shall constitute "Permitted Encumbrances". Macerich and Stonewood agree that any mortgage, deed of trust or other similar monetary encumbrance affecting the Property shall be a Disapproved Matter. Stonewood shall be obligated to remove or cure, prior to Closing, any title or survey matters affecting the Property which are caused or created by Stonewood after the date hereof, unless otherwise permitted under the terms of this Agreement or approved by Macerich, in writing, in its sole and absolute discretion. As a condition to the Closing, Stonewood shall use its best efforts to remove, or cause to be removed, all Disapproved Matters or, in the alternative, obtain title insurance in form and substance satisfactory to Macerich insuring against the effect of such Disapproved Matter
(and any Disapproved Matter which is so insured against also shall be deemed to be a "Permitted Encumbrance"). No less than one (1) business day after receiving Macerich's list of the Disapproved Matters, Stonewood shall notify Macerich in writing of any Disapproved Matters which Stonewood is unable to cause to be removed or satisfactorily insured against and Macerich shall then, within one (1) business day of receipt of such notice, elect, by giving written notice to Stonewood and Escrow Holder (hereinafter defined) (i) to terminate this Agreement, or (ii) to waive its disapproval of such exceptions or survey matters (such exceptions or survey matters shall then be deemed to be "Permitted Encumbrances"). Macerich's failure to give such written notice shall be deemed an election to terminate this Agreement. In the event Macerich elects to terminate this Agreement pursuant to this
Section 4, then the provisions of Section 16(c) hereof shall apply.

	5.	STONEWOOD'S DELIVERIES

		Stonewood shall make available to, and will promptly
deliver if requested to, Macerich all of the following documents:
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		(a)	A statement of insurance coverages and premiums by
policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Stonewood (collectively, "Existing Insurance
Policies"); provided that, to the extent coverage is provided by Stonewood's blanket policies, Stonewood need not deliver such Existing Insurance Policies but shall instead deliver to Macerich certificates of such insurance.

		(b)	A copy of all income and expense statements, year
end financial and monthly operating statements for the Property
(collectively, "Operating Statements") and sales volume reports for 1995 and 1996 and, to the extent available, the current year;
and copies of operating budgets for the current year.

		(c)	A copy of "as built" plans and specifications of
the Improvements and any other plans and specifications relating to the Property in Stonewood's possession or control.

		(d)	Copies of any inspection, soils, engineering,
physical, environmental or architectural notices, studies, reports or plans in Stonewood's possession or control which relate to the physical condition or operation of the Property or recommended improvements thereto.

		(e)	A copy of the bill or bills issued and received by
Stonewood for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes and a copy of any and all notices in Stonewood's possession pertaining to real estate taxes or assessments applicable to the Property (collectively, "Tax
Bills"). Stonewood shall promptly deliver to Macerich a copy of any such bills or notices received by Stonewood after the date hereof even if received after the Closing.

		(f)	Copies of all outstanding management, operating,
maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger and landscaping agreements), equipment rental agreements
(including but not limited to equipment leases and conditional sales agreements), all contracts for repair or capital replacement to be performed at the Property, and any other contracts relating to or affecting the Property (other than Leases) (collectively,
"Contracts").
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		(g)	A copy of all Leases and any other agreements
which are in effect with the Tenants (hereinafter defined) of the Property, and any guarantees thereof, all as amended, together with current financial statements and sales reports concerning each Tenant (to the extent in Stonewood's possession or control), Stonewood's current lease plan for the Property, including but not limited to existing lease proposals, which Stonewood hereby agrees to update for Macerich up to the date of Closing, Stonewood's standard form of lease for the Property, current leasing status reports, and all settlement agreements with Tenants pertaining to earthquake claims.

		(h)	Copies of all certificate(s) of occupancy,
licenses, permits, authorizations, approvals and other entitlements obtained by Stonewood and in Stonewood's possession or control with respect to the Property, or any portion thereof, occupancy thereof or any present or proposed use thereof, including, without limitation, elevator permits, liquor licenses, if any, and such other permits as are necessary for the present operation of the Property with full use of all Improvements located thereon, and any entitlements in Stonewood's possession or control with respect to any contemplated expansion of the Property (collectively, "Governmental Approvals").

		(i)	A copy of all guarantees, warranties and other
documents or instruments relating to the Property in Stonewood's possession or control.

		(j)	Copies of all pending insurance claims or
litigation documents relating to the Property in Stonewood's possession or control.

		(k)	A copy of all documents constituting the Operating
Agreements (including, without limitation, any amendments, modifications, supplements or extensions thereto).

		(l)	Copies of current utility bills for the Property.

		(m)	A dimensioned interior drawing of the Property,
showing the enclosed mall, the mall shop buildings, all demising walls and lease lines and the location, size and identification number of each Tenant space.

		(n)	A copy of all documents constituting the Operating
Agreements (including, without limitation, any amendments, modifications, supplements or extensions thereto).

		(o)	A copy of all documents constituting the Ground
Lease (including, without limitation, any amendments,
modifications, supplements or extensions thereto).
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		(p)	Any other documents and information reasonably
requested by Macerich which Stonewood can obtain with good faith efforts.

		At any reasonable time prior to the Closing and with one (1) day prior notification to Stonewood, Macerich, its employees, agents and consultants shall be entitled: (i) to enter onto the Property to perform inspections and tests of the Property, including all leased areas (subject to the rights of the Tenants) and structural and mechanical systems within the Improvements (including, without limitation, environmental tests and inspections); (ii) to audit, examine and copy any and all books and records maintained by Stonewood or its agents relating to receipts and expenditures pertaining to the Property for 1995, 1996 and 1997; (iii) to interview the Tenants; and (iv) to interview employees of Stonewood and the manager of the Property and its employees. Stonewood shall cause any such manager to cooperate with Macerich and its agents, representatives and consultants in conducting its due diligence review. From and after the Closing (and as a covenant that shall survive the Closing), Stonewood shall cooperate with any auditors and other personnel designated by Macerich to conduct such review and shall make such books and records available to the auditors and such other personnel. After making such tests and inspections, Macerich agrees to promptly repair any damage caused by Macerich and to restore the Property to its condition prior to such tests and inspections. Macerich agrees to defend, indemnify and hold harmless Stonewood from all loss, cost and expense (including reasonable attorneys' fees) incurred, suffered by, or claimed against Stonewood by reason of any mechanics', materialmen's, suppliers or similar liens and claims and any actual physical damage to the Property or injury to persons or property caused by Macerich and/or its agents, employees or contractors in exercising its rights under clause (i) above. Macerich shall cause its tests and inspections of the Property to be conducted in a manner reasonably calculated to minimize any interference with either the rights of Tenants or with the operation of the Property.

	6.	CONDITIONS PRECEDENT TO CLOSING

		(a)	The following shall be conditions precedent to
Macerich's obligation to consummate the transaction contemplated herein ("Macerich's Conditions Precedent"):

			(i)	Macerich shall have approved, in its sole and
absolute discretion, on or before the Closing Date:  (A) the
Title Commitment and the Survey pursuant to Section 4 hereof, and (B) the results of its review of the Leases, Contracts,
Operating Agreements and the Ground Lease and all the
agreements, books, records and the like delivered to Macerich or made available to it hereunder, which review may include, without limitation, Macerich having (1) verified to its
satisfaction the accuracy of the Rent Roll and the
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	mathematics and accuracy of the financial schedules,
projections and other financial data with respect to the Property which have heretofore been delivered to Macerich by Stonewood, (2) determined that the creditworthiness of the Tenants is within the financial risk parameters Macerich is willing to accept, (3) verified that it is willing to accept and be bound by the Operating Agreements, the Ground Lease and the Leases (including, but not limited to, minimum rentals to be paid, percentage rents, parking charges, common area maintenance charges, operating expense escalations, CPI increases, real estate tax escalations, Tenant allowances, termination and expansion rights and renewal options),
(4) verified that the Property has sufficient parking to meet the requirements of the Operating Agreements and Leases and all applicable codes and other requirements of governmental authorities, and (4) verified the accuracy of the vacant space inventory which shall be delivered to Macerich by Stonewood.

			(ii)	Macerich shall have approved, in its sole and
absolute discretion, on or before the Closing Date the results of all soils, environmental, engineering and other physical due diligence tests and inspections of the Property and surrounding areas by firms selected by Macerich to perform the same. Notwithstanding anything to the contrary contained herein, no matters set forth in the exhibits or schedules attached hereto are to be deemed approved by Macerich and Macerich shall have the right to complete its due diligence tests and inspections.

			(iii)	Macerich shall have received and approved, in
its sole and absolute discretion, at least two (2) days prior to the Closing (hereinafter defined):

				(1)	Executed estoppel certificates, dated
not earlier than thirty (30) days prior to the date of
Closing, substantially in the form of Exhibit G-1 ("Tenant
Estoppel Certificate"), from all Tenants under Lease of the
Property (including without limitation, from each of the
Anchors, as hereinafter defined).  Stonewood shall use best
efforts to obtain all such estoppel certificates.  In the
event the condition contained above is not met
notwithstanding Stonewood's best efforts, Macerich shall have the right, in its sole and absolute discretion, to allow
Stonewood to provide a certification covering the same
matters set forth in such estoppel to Macerich with respect
to each of the Tenants for which an estoppel certificate was required but not delivered hereunder (and if so required,
Stonewood shall be obligated hereunder to provide such
certifications).  Any Tenant Estoppel Certificate received by
Macerich after the Closing shall enable Stonewood to remove
its certification with respect to the Tenant for which the
Tenant Estoppel Certificate is received to the extent that
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	such Tenant Estoppel Certificate confirms the information set forth in Stonewood's certification;

				(2)	Executed estoppel certificates, dated
not earlier than thirty (30) days prior to the date of the Closing, substantially in the form of Exhibit G-2 ("Operating
Agreement Estoppel Certificate"), from each of Mervyn's, J.C.
Penney Company, Inc., Sears Roebuck and Co. and The May
Department Stores Company (each an "Anchor", and collectively, the "Anchors") and all other persons or entities which are parties to the Operating Agreements (or any of them) with respect to each of the Operating Agreements to which such persons and/or entities are a party. Macerich agrees that it will use good faith efforts (at no cost or expense to Macerich) to assist Seller in obtaining all such Operating Agreement Estoppel Certificates; and

				(3)  An executed estoppel certificate, dated
not earlier than thirty (30) days prior to the date of the Closing, substantially in the form of Exhibit G-3 ("Ground
Lease Estoppel Certificate"), from the lessor under the Ground Lease respecting such Ground Lease.

			(iv)	(1)	The Title Company shall be committed to
issue an ALTA Owner's Form B-1970 policy of title insurance insuring Macerich's fee simple interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, together with direct access reinsurance agreements and subject only to the Permitted Encumbrances, and shall contain, if available the following endorsements:
(i) 203 (100 Modified Comprehensive); (ii) 100.6 (CC & Rs);
(iii) 103.3 (Easements); (iv) 103.5 (Water); (v) 103.7
(Access); (vi) 115.2 (No Violation of Covenants); (vii) 116
(Designation of Improvements); (viii) 116.1 (Survey); (ix)
116.4 (Contiguity); (x) 116.7 (Subdivision); (xi) 123.2
(Zoning); (xii) 124.1 (REA); (xiii) 248 (Fairway); (xiv) Tax
Parcel; and (xv) such other endorsements as Macerich shall reasonably request (collectively, "Title Policy"), and

				(2)	The Surveyor shall be committed to issue
to Macerich the Survey approved by Macerich.

			(v)	On the Closing Date (and unless waived by
Macerich in its sole and absolute discretion) and except as described on Exhibit T, all Tenants and Anchors shall be in occupancy of their respective premises and in full compliance with the terms of their respective Leases and Operating
Agreements.

			(vi)	Stonewood shall have executed and delivered
to Macerich a Certificate updating the representations and
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	warranties of Stonewood through Closing, and certifying that
Stonewood has complied in all material respects with its obligations under this Agreement, which Certificate Stonewood covenants to deliver.

			(vii)	The Board of Directors of the general partner
of Macerich shall have approved of the transaction contemplated by this Agreement on or before 5:00 p.m.
(Central Time) on August 5, 1997.

			(viii)	Stonewood shall have performed all of its
obligations under this Agreement in all material respects, and is ready, willing and able to close.

		(b)	The following shall be a condition precedent to
Stonewood's obligation to consummate the transaction contemplated herein ("Stonewood's Condition Precedent"): Macerich shall have performed all of its obligations under this Agreement in all material respects, and is ready, willing and able to close.

		(c)	Macerich's Conditions Precedent and, Stonewood's
Condition Precedent are hereinafter collectively referred to as the "Conditions Precedent" and each as a "Condition Precedent".
In the event any Condition Precedent is not satisfied by the date set for satisfaction of such Condition Precedent, the party for whose benefit the Condition Precedent is for may elect, by giving written notice to the other party and Escrow Holder (i) to
terminate this Agreement, or (ii) to waive satisfaction of such
Condition Precedent and proceed to consummate the Closing.  A party's failure to give such written notice of termination (in the event a Condition Precedent for such party's benefit has not been satisfied by the date set for satisfaction of such Condition
Precedent) shall be deemed an election to terminate this
Agreement.  In the event either party elects to terminate this
Agreement pursuant to this Section 6, then the provisions of
Section 16(c) hereof shall apply.
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	7.	COVENANTS OF STONEWOOD

		Stonewood hereby covenants with Macerich, as follows:

		(a)	Prior to the Closing, Stonewood shall neither
execute any new Lease, Contract or Operating Agreement, nor terminate, renew, amend or modify any existing Lease, Contract, Operating Agreement or the Ground Lease or grant any major discretionary concession or waiver thereunder without Macerich's prior written consent, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, Stonewood shall diligently seek tenants for all space which is or will become vacant prior to the end of the month following the Closing. Macerich's consent shall be deemed given unless Macerich notifies Stonewood to the contrary within two (2) business days of Macerich's receipt of Stonewood's written request for approval, which shall include all information required by Macerich, including the terms of such Lease, credit information on the Tenant and the proposed Lease or amendment document. Prior to the Closing, Stonewood shall not, without Macerich's prior written consent, accept from any of the Tenants payment of rent or other charges more than one month in advance or apply any security deposit to rent due from any Tenant. At the Closing, the security deposit provided for under each of the Leases shall be credited to Macerich and no Tenant or any other party shall have any claim
(other than for customary refund in accordance with a Lease) to all or any part of any security deposit.

		(b)	The Existing Insurance Policies, or equivalent
coverage, shall remain continuously in force through the day of the Closing.

		(c)	At all times prior to the Closing, Stonewood shall
operate and manage the Property in the manner it is currently being operated, shall maintain present services, shall maintain the Property in good repair and working order, shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in the manner it is currently being operated, and shall perform when due all of Stonewood's obligations under the Leases, or any other Lien encumbering the Property, the Contracts, the Operating Agreements, the Ground Lease, the Governmental Approvals and other agreements relating to the Property and otherwise in accordance with all applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise provided herein, Stonewood shall deliver the Property at the Closing in substantially the same condition as it was on the date hereof, reasonable wear and tear excepted and, subject to the other provisions of this Agreement, damage by Tenants and other third parties and casualty excepted, and shall terminate, as of the day of the Closing, any existing management agreement applicable to the Property and those of the Contracts designated in writing by

Macerich (no less than three (3) days prior to Closing) which may by their terms be so terminated. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value.

		(d)	Stonewood has paid, or will pay in full prior to
the Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property, utility charges, and employee salary and other accrued benefits relating to the period prior to the Closing (excluding the month in which the Closing occurs).

		(e)	The amount of all Leasing Commissions (hereinafter
defined) and Tenant Incentives (hereinafter defined) scheduled on Exhibit N (collectively "LC/TI Credit Amount"), will be credited against the Purchase Price payable by Macerich at the Closing.
Macerich shall, from and after the Closing, be obligated to pay such Leasing Commissions and pay, perform or grant (as applicable) such Tenant Incentives scheduled on Exhibit N. Stonewood shall be responsible for and pay when due all Leasing Commissions and Tenant Incentives which Stonewood fails to disclose pursuant to Sections 8(a)(ix) and (x) hereof. Without limiting anything to the contrary contained herein, Macerich shall, at Closing, receive and be entitled to retain the full amount of the LC/TI Credit
Amount whether or not the Leases scheduled on Exhibit N are entered into.

		(f)	After the date hereof and prior to the Closing, no
part of the Property, or any interest therein, will be alienated, liened, encumbered or otherwise transferred.

		(g)	Stonewood shall pay all accrued interest, fees,
charges and principal required to be paid under any mortgage or deeds of trust encumbering the Property due and payable to the day of the Closing.

		(h)	Stonewood shall pay all amounts required to be
paid by it under the Leases, Operating Agreements, Contracts and the Ground Lease.

		(i)	Upon Macerich's request, for a period of three (3)
years after the Closing, Stonewood shall make all of Stonewood's records with respect to the Property available to Macerich for inspection, copying and audit by Macerich's designated accountants.

		(j)	If and when Stonewood becomes aware of same,
Stonewood shall promptly notify Macerich of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty under this Agreement materially untrue or misleading, or any covenant of either party under this Agreement incapable or less likely of being performed.

		(k)	Concurrently with the Closing, Stonewood shall
terminate all leasing and management agreements pertaining to the Property, and Stonewood will be solely responsible for any and all termination fees, liquidated damages or other charges payable as a result thereof.

		(l)	Promptly after the Closing, Stonewood shall, at
Macerich's sole cost and expense, cause the independent auditors, Coopers & Lybrand, or another independent auditor selected by Macerich, to prepare such financial statements with respect to calendar year 1996 as may be necessary for Macerich to comply with Rule 3-14 of SEC Regulation S-X in accordance with a scope of work approved by Macerich. Macerich shall pay directly to the independent auditor preparing such work, all costs and expenses on account thereof. The obligations under this Section 7(l) shall survive the Closing or earlier termination of this Agreement.

		The liability of Stonewood for a breach of any of Stonewood's covenants contained in this Agreement shall not be merged into any instrument or conveyance delivered at the Closing and shall survive the Closing Date.

	8.	REPRESENTATIONS AND WARRANTIES OF STONEWOOD

		(a)	Stonewood represents and warrants to Macerich that
the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the
Closing:

			(i)	To the best of Stonewood's knowledge and
except as set forth on Exhibit B, there are no material physical, structural, or mechanical defects in the Property
(including, without limitation, the plumbing, heating, sprinkler, air conditioning, ventilation and electrical systems and the roof) and, to the best of Stonewood's knowledge, except as set forth on Exhibit B, all such items are in good operating condition and repair.

			(ii)	To the best of Stonewood's knowledge, the use
and operation of the Property is in substantial compliance with all applicable building codes, environmental, zoning, subdivision, and land use laws, and all other applicable local, state and federal laws and regulations. Stonewood has received no notice from any governmental authority advising
Stonewood of a violation (or an alleged violation) of any such laws or regulations.

			(iii)	To the best of Stonewood's knowledge, the
Survey, plans and specifications, certificate(s) of occupancy, warranties, operating statements, income and
	expense reports, and all other contracts or documents required to be delivered to Macerich pursuant to this Agreement, are true, correct and complete copies in all material respects. To the best of Stonewood's knowledge, Stonewood has (or, within three (3) days of the date hereof, will have) delivered to Macerich all documents, reports and other materials described in Section 5 hereof. To the best of Stonewood's knowledge, the Governmental Approvals are in full force and effect and are transferable to Macerich.

			(iv)	The Rent Roll attached hereto as Exhibit P is
true, correct and complete. At the Closing, Stonewood shall deliver to Macerich an updated Rent Roll which will be true, correct and complete as of the Closing. Each such Rent Roll contains a list (which at the time such list is given hereunder contains the most current information) setting forth with respect to each space subject to a Lease: the number identifying such space, the name of the tenant
("Tenant") occupying such space, the number of square feet comprising such space, the current annual minimum monthly rental and percentage rental payable under the Lease for such space, the percentage rent break point, all other charges payable by such Tenant (including charges for real estate taxes, operating expenses, environmental or utility charges
[e.g., water, sewer, HVAC and electricity] and similar items), the commencement and expiration dates of the term of such Lease, whether such Tenant has a right to any option to renew or lease additional space or any other incentives, concessions, abatements or allowances, whether such Tenant has a contingent right to terminate such Lease prior to the expiration date set forth for such Lease on the Rent Roll, whether any rents or other charges are in arrears or prepaid and the period to which such arrearages or prepayments relate and the date of such Lease and all amendments thereof. There are no other leases or occupancy agreements affecting the Property other than the Leases, or any lease takeover agreements with Tenants or proposed tenants for any other property. Stonewood further represents and warrants as follows with respect to each of the Leases: (1) the Lease is valid and in full force and effect, and enforceable in accordance with its terms; (2) the Lease constitutes the entire agreement with such Tenant relating to the property leased to it under the Lease, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on the Rent Roll; (3) except as set forth on the Rent Roll, the Tenant under such Lease (or its permitted sublessee) is, in possession of all of the property leased to it under the Lease and all conditions of the Lease and all work required to be performed by the lessor thereunder have been satisfied or completed; (4) except as set forth on the Rent Roll, the Tenant has no right of first refusal or option to purchase all or any portion of the

	Property pursuant to the Lease; and (5) to the best of Stonewood's knowledge, there has been no default or event which, with the giving of notice or the passage of time, or both, would constitute a default by any party thereto, and the Tenant has not asserted any defense to, or offset or claim against, its rent or the performance of its other obligations under the Lease, except as set forth on the Rent Roll.

			(v)	Exhibit Q attached hereto is a true and
complete list of the amount of all security deposits received from the Tenants, less amounts previously applied or returned to such Tenants, and of any letters of credit provided for such purpose in lieu of cash.

			(vi)	Exhibit C attached hereto is a true, correct
and complete schedule of all of the Contracts, including, without limitation, Contracts pertaining to any landlord work being performed on any of the Property. Except for the Contracts, the Leases, the Permitted Encumbrances, the
Operating Agreements the Ground Lease and agreements entered into in conformance with Section 7 hereof, there are no other
Liens or agreements affecting the Property which will survive the Closing. As used herein, the term "Liens" shall mean all liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever. Stonewood further represents and warrants as follows with respect to each of the Contracts: (1) the Contract is valid and in full force and effect, and enforceable in accordance with its terms; (2) the Contract constitutes the entire agreement of the parties thereto with respect to the subject matter thereof, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit C; and (3) to the best of Stonewood's knowledge, there has been no default or event which, with the giving of notice or the passage of time, or both, would constitute a default by any party thereto, and no party thereto has asserted any defense to, or offset or claim against, the payment or performance of its other obligations under the Contract, except as set forth on Exhibit C.

			(vii)	Exhibit L-2 attached hereto is a true,
correct and complete schedule of the Operating Agreements and there are no other agreements of any kind between Stonewood and the Anchors (whether oral or written) except the Operating Agreements. With respect to each of the Operating
Agreements: (1) the Operating Agreement is valid and in full force and effect, and enforceable in accordance with its
	terms; (2) the Operating Agreement constitutes the entire agreement of the parties thereto with respect to the Property, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit L-2; and (3) to the best of Stonewood's knowledge, there has been no default or event which, with the giving of notice or the passage of time, or both, would constitute a default by any party thereto, and no party to such Operating Agreement has asserted any defense to, or offset or claim against, the performance of its obligations under the Operating Agreement.

			(viii)	Exhibit M-2 attached hereto is a true,
correct and complete schedule of the Ground Lease and there are no other agreements of any kind between Stonewood and the lessor under such Ground Lease (whether oral or written) except the Ground Lease. With respect to the Ground Lease:
(1) the Ground Lease is valid and in full force and effect, and enforceable in accordance with its terms; (2) the Ground
Lease constitutes the entire agreement of the parties thereto with respect to the Property, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit M-2; and (3) to the best of Stonewood's knowledge, there has been no default or event which, with the giving of notice or the passage of time, or both, would constitute a default by either party thereto, and neither party to such Ground Lease has asserted any defense to, or offset or claim against, the performance of its obligations under the Ground Lease.

			(ix)	The term "Leasing Commissions" means any
brokerage or leasing fees or commissions, finder's fees or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of any of the Leases
(including, without limitation, the Leases scheduled on Exhibit N) or any prospective lessee of the Property that may have been introduced to or shown the Property prior to the Closing. Except as set forth on Exhibit N, no Leasing
Commissions shall, by reason of any existing oral or written agreement, become due (A) during the terms of any of the Leases or with respect to any renewal or extension thereof or the leasing of additional space by any Tenant, or (B) for any Lease entered into by Macerich after the Closing Date with a lessee that was introduced to or shown the Property prior to the Closing Date. There are no Leasing Commissions except as set forth on Exhibit N.

			(x)	The term "Tenant Incentives" means all
alterations, installations, decorations and other tenant improvement work required to be performed by the lessor under
	the Leases or other agreements affecting the Property, all tenant improvement allowances which lessor under the Leases is obligated to pay to Tenants and all free rent or reduced rent provided for under the Leases (including, without limitation, the Leases scheduled on Exhibit N) which, on an absolute or contingent basis, will become due, payable, effective, or required to be performed (as applicable) before or after the Closing. There are no Tenant Incentives except as set forth on Exhibit N.

			(xi)	To the best of Stonewood's knowledge, no
environmental, zoning or other land-use regulation proceedings are instituted, pending, or threatened, which would detrimentally affect the value of the Property or the use and operation of the Property for its intended purpose, nor has Stonewood any knowledge of any special taxes or assessments affecting the Property other than as set forth in the Title Commitment.

			(xii)	To the best of Stonewood's knowledge, no
condemnation proceedings against the Property are instituted, pending or threatened and Stonewood has not received any notices that any such condemnation proceedings are instituted, pending or threatened.

			(xiii)	Stonewood has not received any notice that
any of the water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of the Property are inadequate to service the Property or are not in good operating condition.

			(xiv)	To the best of Stonewood's knowledge,
Stonewood has obtained all licenses, permits, certificates and approvals required from all governmental authorities having jurisdiction over the Property for the present use and operation of the Property and Stonewood has not received any notice that any such licenses, permits and approvals (1) are invalid, (2) have been violated, (3) have lapsed, terminated or been revoked, and/or (4) are otherwise no longer in full force and effect.

			(xv)	Except as disclosed on Exhibit D, to the best
of Stonewood's knowledge, there are no legal proceedings or actions of any kind or character instituted, pending or threatened affecting the Property, the Leases, the Contracts, the Operating Agreements, the Ground Lease, this Agreement or the transactions contemplated hereby. Stonewood has delivered to Macerich copies of all documents relating to any of the matters set forth in Exhibit D.

			(xvi)	Stonewood has not generated, used,
	manufactured, treated, released or disposed of any Hazardous Materials (hereinafter defined) at, on or beneath the Property. To the best of Stonewood's knowledge and except as set forth on Exhibit U attached hereto, no Hazardous
Materials have been generated, used, manufactured, treated, released, or disposed of, or presently exist, at, on or beneath the Property in violation of any Environmental Laws.
 To the best of Stonewood's knowledge, the Property is in material compliance with all Environmental Laws. Stonewood has not been notified by any governmental authority, and to the best of Stonewood's knowledge, there is no noncompliance, liability or claim relating to Hazardous Materials in connection with the Property. Without limiting anything contained herein, to the best of its knowledge, Stonewood represents and warrants to Macerich that the Property has never been used as a so-called "dumpsite". For purposes of this Agreement, the term "Hazardous Materials" shall mean any chemical, compound, material, mixture or substance that is now or hereafter listed in any Environmental Laws as a "hazardous substance", "toxic substance", or the like, or any petroleum product or underground storage tanks. For purposes of this Agreement, the term "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and
Liability Act (42 U.S.C. ? 9601 et seq.), the Resource
Conservation and Recovery Act (42 U.S.C. ? 6901 et seq.), the
Federal Water Pollution Control Act (33 U.S.C. ? 1251 et seq.), the Clean Air Act (42 U.S.C. ? 7401 et seq.), the
Hazardous Materials Transportation Act (49 U.S.C. ? 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. ? 2601 et seq.), and any similar applicable state and local laws and ordinances and the regulations implementing such statutes.

			(xvii)	Stonewood has not received any notice from
any insurance carrier or any of the Tenants of any defects or inadequacies in the Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as set forth on Exhibit D attached hereto, there are no pending insurance claims made by or on behalf of Stonewood (or any of its lenders) relating to the Property.

			(xviii)	Stonewood is (1) not a "foreign person"
within the meaning of Section 1445(f)(3) of the Internal
Revenue Code of 1986, as amended ("Code") and (2) is a California limited partnership. Stonewood will furnish to Macerich, prior to the Closing, affidavits in the form attached hereto as
	Exhibits E-1 and E-2, respectively.

			(xix)	Stonewood is a limited partnership duly
formed, validly existing and in good standing under the laws
	of the State of California, and is not insolvent; this Agreement has been, and all the documents executed by Stonewood which are to be delivered to Macerich at the Closing will be, duly authorized, executed, and delivered by Stonewood, is, and in the case of the documents to be delivered will be, legal, valid, and binding obligations of Stonewood enforceable against Stonewood in accordance with their respective terms, will be sufficient to convey title
(if they purport to do so), does not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Stonewood is a party or to which it is subject and does not, and in the case of the documents to be delivered will not, require the consent or approval of any other person or entity (including, without limitation, the limited partners of Stonewood).

			(xx)	Attached hereto as Exhibit S-1 is a true
correct and complete list of all employees employed by Stonewood with respect to the Property. Attached hereto as Exhibit S-2 is a true, correct and complete list of all employees employed by Hughes Investments, a California general partnership (Stonewood's manager for the property)
("Stonewood's Manager") with respect to the Property.
Attached hereto as Exhibit S-3 is a true, correct and complete list of all of the following "Employment Agreements" between Stonewood and/or Stonewood's Manager and the employees listed on Exhibits S-1 and S-2 (and/or the unions which represent some or all of such employees): (x) all collective bargaining, employment, labor, employee benefit and health and welfare plan and other similar agreements, and
(y) all past or pending grievances, arbitration decisions or any other practice or policy explicitly or implicitly agreed upon between Stonewood and/or Stonewood's Manager and the employees listed on Exhibits S-1 and S-2 (and/or the unions which represent some or all of such employees) which may be deemed part of any agreement referenced in clause (x) immediately above. Stonewood further represents and warrants as follows with respect to the Employment Agreements (and each separate Employment Agreement): (1) to the best of Stonewood's knowledge, the Employment Agreements are in full force and effect; (2) the Employment Agreements constitute the entire agreement of the parties thereto with respect to the subject matter thereof, and have not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit S-3; (3) neither Stonewood nor, to the best of Stonewood's knowledge, Stonewood's
Manager has received notice that either of such parties are in default under any of the Employment Agreements; and (4) to the best of Stonewood's knowledge and except as set forth on Exhibit S-4, there has been no default or event which, with the giving of notice or passage of time, or both, would constitute a material default by either Stonewood or Stonewood's Manager under any of the Employment Agreements.
Stonewood further represents and warrants that there is no unfair labor practice charge or complaint against Stonewood or, to the best of Stonewood's knowledge, against Stonewood's
Manager pending with respect to any of the employees listed on Exhibits S-1 and S-2 or, to the best of Stonewood's knowledge, threatened before the National Labor Relations
Board with respect to same, and that, to the best of Stonewood's knowledge, there is no representation claim or petition pending before the National Labor Relations Board respecting any of the employees listed on Exhibits S-1 and S-2. Attached hereto as
	Exhibit S-5 is a true and complete schedule, with respect to all employees of Stonewood of: all accrued vacation time, all accrued sick time, and the monetary value, as of the

	Closing, of all such accrued vacation time and accrued sick time (collectively, "Benefit Amount").

		(b)	The representations and warranties made in this
Agreement by Stonewood shall be continuing and shall be deemed remade by Stonewood as of the Closing with the same force and effect as if in fact made at that time. All representations and warranties made in this Section 8 shall not merge into any instrument or conveyance delivered at the Closing but shall survive the Closing.

		(c)	Whenever the phrase, "to the best of Stonewood's
knowledge" is used in this Agreement, such phrase shall be limited to the actual, current knowledge of William W. Hughes, Jr., Marilyn Gutwill, Brian McConnell and Larry Norton (collectively
"Key Persons"), after conducting a reasonable and diligent inquiry of all of the files and records of Stonewood maintained by Stonewood, Stonewood's Manager and the Key Persons. Stonewood represents and warrants that the Key Persons are the individuals possessing the most knowledge and information concerning the Property and its operations.

		(d)	Stonewood shall promptly advise Macerich in
writing of any information it receives prior to the Closing which indicates that a representation or warranty made by Stonewood hereunder is untrue in any material respect. Any written disclosures made by Stonewood prior to the Closing shall constitute notice to Macerich of the matter disclosed if and only if such disclosure specifically states the representation and warranty to which it relates, and Stonewood shall have no further liability thereafter with respect thereto if Macerich consummates the transaction contemplated hereby.

	9.	REPRESENTATIONS AND WARRANTIES OF MACERICH

		(a)	Macerich represents and warrants to Stonewood that
Macerich is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and is not insolvent; this Agreement has been, and all the documents executed by Macerich which are to be delivered to Stonewood at the Closing will be, duly authorized, executed, and delivered by Macerich, is, and in the case of the documents to be delivered will be, legal, valid, and binding obligations of Macerich enforceable against Macerich in accordance with their respective terms, and do not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Macerich is a party or to which it is subject.

		(b)	The representations and warranties made in this
Agreement by Macerich shall be continuing and shall be deemed remade by Macerich as of the Closing with the same force and effect as in fact made at that time. All representations and warranties made in this Section 9 shall not merge into any instrument or conveyance delivered at the Closing, but shall survive the Closing.

		(c)	AS IS.  OTHER THAN AS EXPRESSLY SET FORTH IN THIS
AGREEMENT, ANY OF THE EXHIBITS HERETO OR ANY OTHER CERTIFICATE,
INSTRUMENT OR AGREEMENT DELIVERED BY STONEWOOD TO MACERICH AT THE
CLOSING, MACERICH ACKNOWLEDGES AND AGREES THAT MACERICH IS
ACQUIRING THE PROPERTY IN ITS "AS IS" CONDITION, WITH ALL FAULTS,
IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.  OTHER THAN
AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OF THE EXHIBITS
HERETO OR ANY OTHER CERTIFICATE, INSTRUMENT OR AGREEMENT DELIVERED
BY STONEWOOD TO MACERICH AT THE CLOSING, MACERICH ACKNOWLEDGES AND
AGREES THAT NEITHER STONEWOOD, NOR ANY AGENTS, REPRESENTATIVES OR
EMPLOYEES OF STONEWOOD HAVE MADE ANY REPRESENTATIONS OR
WARRANTIES, DIRECT OR INDIRECT, ORAL OR WRITTEN, EXPRESS OR
IMPLIED, TO MACERICH OR ANY AGENTS, REPRESENTATIVES OR EMPLOYEES
OF MACERICH WITH RESPECT TO THE CONDITION OF THE PROPERTY, ITS
FITNESS FOR ANY PARTICULAR PURPOSE, OR ITS COMPLIANCE WITH ANY
LAWS.

	10.	STONEWOOD'S CLOSING DOCUMENTS

		On or before Closing, Stonewood shall deliver or cause to be delivered to Macerich or Escrow Holder the following, in form and substance acceptable to Macerich:

		(a)	A Grant Deed, substantially in the form of
Exhibit H attached hereto ("Deed"), executed by Stonewood.

		(b)	A bill of sale, executed by Stonewood,
substantially in the form of Exhibit I attached hereto, together with all original certificates of title pertaining to the items conveyed thereby (if applicable).

		(c)	An assignment, substantially in the form of
Exhibit J attached hereto ("Contract Assignment"), executed by Stonewood.

		(d)	An assignment of lessor's interest in the Leases,
substantially in the form of Exhibit K attached hereto ("Lease
Assignment"), executed by Stonewood.

		(e)	Assignments of Stonewood's interest in the
Operating Agreements, substantially in the form of Exhibit L-1 attached hereto ("Operating Agreement Assignment"), executed by Stonewood.

		(f)	An assignment of lessee's interest in the Ground
Lease, substantially in the form of Exhibit M-1 attached hereto
("Ground Lease Assignment"), executed by Stonewood.

		(g)	To the extent not previously delivered to
Macerich, originals of the Leases, Operating Agreements, the Contracts, certificate(s) of occupancy and other instruments evidencing the Governmental Approvals.

		(h)	Any keys in the possession or control of Stonewood
to all locks located in the Property.

		(i)	Letters executed by Stonewood and its management
agent, if any, addressed to all Tenants, in the form of Exhibit F-1 attached hereto, notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made to Macerich or at its direction.

		(j)	Letters executed by Stonewood and its management
agent, if any, addressed to all vendors under Contracts assumed by Macerich hereunder in the form of Exhibit F-2 attached hereto.

		(k)	Reasonable proof of the authority of Stonewood's
signatories.

		(l)	A Rent Roll, prepared as of the day of the
Closing, certified by Stonewood to be true and correct through the day of the Closing.

		(m)	Affidavits in the form of each of Exhibits E-1 and
E-2.

		(n)	A documentary stamp/transfer tax affidavit of
consideration paid which is executed by Stonewood.

		(o)	Any other documents, instruments or agreements
reasonably necessary to close the transaction as contemplated by this Agreement.

		(p)	Any other documents, instruments or agreements
required by the Title Company which are customarily required to be furnished in comparable commercial transactions.


	11.	MACERICH'S CLOSING DOCUMENTS

		On or before the Closing, Macerich shall deliver to Stonewood or Escrow Holder:

		(a)	An executed counterpart of the Contract
Assignment.

		(b)	An executed counterpart of the Lease Assignment.

		(c)	An executed counterpart of the Operating Agreement
Assignment.

		(d)	An executed counterpart of the Ground Lease
Assignment.

		(e)	Any other documents, instruments or agreements
reasonably necessary to close the transaction as contemplated by this Agreement.

		(f)	Any other documents, instruments or agreements
required by the Title Company which are customarily required to be furnished in comparable commercial transactions.

	12.	PRORATIONS AND ADJUSTMENTS

		The parties agree that they shall use the Proration Method set forth on Exhibit R attached hereto to determine all prorations and adjustments to be made in connection with the Closing and the transaction contemplated by this Agreement.

	13.	CLOSING

		The purchase and sale contemplated herein shall close through an escrow ("Escrow") at the offices of Commonwealth Land Title Company, a California corporation ("Escrow Holder") at the address indicated in Section 21.5 hereof on a business day mutually acceptable to Stonewood and Macerich, but no later than August 7, 1997 ("Closing Date"). As used in this Agreement, the term "Closing" or "Closing Date" means the date that the Deed is recorded in Los Angeles County, California. At the Closing, Stonewood shall deliver possession of the Property to Macerich subject to the rights of the Tenants under the Leases.

	14.	CLOSING COSTS

		(a)	Stonewood shall pay (i) one hundred percent (100%)
of the premiums for a CLTA owner's policy of title insurance, all recording fees, documentary stamps and transfer taxes, the cost of all title endorsements which are used for title curative purposes under Section 4, all costs incurred to repay any Liens and all other closing costs and expenses (not otherwise allocated in this Section 14), due or incurred in connection with this transaction;
and (ii) fifty percent (50%) of the escrow fees and the costs of updating the Existing Survey.

		(b)	Macerich shall pay (i) one hundred percent (100%)
of the premiums for upgrading the CLTA owner's policy of title insurance to an ALTA owner's policy of title insurance (and any endorsements thereto other than title endorsements which are used for title curative purposes under Section 4), and (ii) fifty percent (50%) of the escrow fees and the costs of updating the

Existing Survey.

		(c)	Each party shall bear the expense of its own
counsel.

	15.	LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION; ANCHOR
CLOSING

		(a)	In the event that prior to the Closing, the
Property, or any part thereof, is destroyed or materially damaged (as defined in Section 15(e) hereof), Macerich shall have the right, exercisable by giving written notice to Stonewood and Escrow Holder within three (3) days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, in which case Stonewood shall not restore the Property and Macerich shall be entitled to receive an assignment of all of Stonewood's rights to any insurance proceeds payable by reason of such damage or destruction. If Macerich elects to proceed under clause (ii) above, Stonewood shall not compromise, settle or adjust any claims to such proceeds without Macerich's prior written consent, which shall not be unreasonably withheld or delayed.

		(b)	In the event that prior to the Closing, there is
any non-material damage to the Property, or any part thereof, Stonewood shall repair or replace such damage prior to the Closing and Macerich shall proceed with the Closing. Notwithstanding the preceding sentence, in the event Stonewood is unwilling or unable to repair or replace such damage, Stonewood shall notify Macerich of such fact ("Stonewood's Notice") and Macerich shall thereafter have the right, exercisable by giving written notice to Stonewood and Escrow Holder within three (3) days after receiving
Stonewood's Notice, either (i) to terminate this Agreement, or
(ii) to accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase
Price in the amount of the deductible for the applicable insurance coverage, in which case Stonewood shall not restore the Property and Macerich shall be entitled to receive an assignment of all of Stonewood's rights to any insurance proceeds payable by reason of such damage or destruction. If Macerich elects to proceed under clause (ii) above, Stonewood shall not compromise, settle or adjust any claims to such proceeds without Macerich's prior written consent, which shall not be unreasonably withheld or delayed. For purposes of completing any repairs or replacements under this Section 15(b), the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Stonewood.

		(c)	In the event that prior to the Closing, all or any
material portion (as defined in Section 15(e) hereof) of the

Property is subject to a taking or a threatened taking by public authority, Macerich shall have the right, exercisable by giving written notice to Stonewood and Escrow Holder within three (3) days after receiving written notice of such taking, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing without an abatement or reduction in the Purchase Price, in which case Stonewood shall not restore the Property and Macerich shall be entitled to receive an assignment of all of Stonewood's rights to any condemnation award payable by reason of such taking. If Macerich elects to proceed under clause (ii) above, Stonewood shall not compromise, settle or adjust any claims to such award without Macerich's prior written consent, which shall not be unreasonably withheld or delayed.

		(d)	In the event that prior to the Closing, any non-
material portion of the Property is subject to a taking or a threatened taking by public authority, Macerich shall accept the Property in its then condition and proceed with the Closing without an abatement or reduction in the Purchase Price, in which case Macerich shall be entitled to receive an assignment of all of Stonewood's rights to any condemnation award payable by reason of such taking. In the event of any such non-material taking, Stonewood shall not compromise, settle or adjust any claims to such award without Macerich's prior written consent, which shall not be unreasonably withheld or delayed.

		(e)	For the purpose of this Section 15, damage to the
Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed Two
Hundred Fifty Thousand Dollars ($250,000), (ii) access to the
Property is prevented or otherwise impeded, (iii) any Tenant occupying in excess of Ten Thousand (10,000) square feet of space in the Property terminates its Lease due to the casualty or taking, (iv) occupancy in excess of Ten Thousand (10,000) square feet of space in the Property is prevented due to such casualty or taking, or (v) all or any portion of the parking areas of the Property are taken.

		(f)	In the event that prior to the Closing, any of the
Anchors shall terminate the Operating Agreement and/or lease with Stonewood as to its parcel, or shall cease operating at the Property (other than temporarily due to damage, destruction, remodeling, renovation or any similar cause) or cease operating at the Property under the name under which it was operating as of the date of this Agreement or such Anchor shall have the right, prior to the Closing, to do any of the foregoing (unless such right shall have expired or been waived) ("Anchor Closure"), Macerich shall have the right, exercisable by giving written notice to Stonewood and Escrow Holder within three (3) days after receiving written notice of such Anchor Closure, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition (as affected by the Anchor Closure) and to proceed with the Closing without an abatement or reduction in the Purchase
Price, in which case Macerich shall be entitled to receive an assignment of all of Stonewood's right, title and interest in and to any awards, damages or the like payable by the Anchor by reason of such Anchor Closure. If Macerich elects to proceed under clause (ii) above, Stonewood shall not compromise, settle or adjust any claims to such awards, damages or the like without Macerich's prior written consent, which shall not be unreasonably withheld or delayed.

		(g)	Stonewood agrees to give Macerich written notice
of any of the events or occurrences described in this Section 15 promptly after learning of the same.

		(h)	In the event this Agreement terminates pursuant to
this Section 15, it shall terminate pursuant to Section 16(c) hereof.

	16.	DEFAULT

		(a)	If Stonewood shall fail to consummate the sale of
the Property to Macerich in accordance with the provisions of this Agreement for any reason except for Macerich's default of Macerich's obligations pursuant to this Agreement or as provided in paragraph (c) of this Section, when Macerich has fulfilled all its obligations hereunder and is ready, willing and able to close, then Macerich, after having given Stonewood three (3) days prior written notice of the specific nature of Stonewood's breach
(within which such period Stonewood may cure such breach) may elect one of the following remedies: (i) be entitled to specific performance of this Agreement, or (ii) be entitled to terminate
Macerich's obligations under this Agreement by written notice to Stonewood. Notwithstanding anything to the contrary herein and in addition to any other remedies of Macerich herein or at law or in equity, Macerich shall be entitled to recover damages (expressly excluding, however, incidental or consequential damages) suffered by Macerich by reason of Stonewood's default.

		(b)	If Macerich shall fail timely to consummate the
purchase of the Property in accordance with the provisions of this Agreement for any reason except for Stonewood's default of Stonewood's obligations pursuant to this Agreement or as provided in paragraph (c) of this Section, when Stonewood has fulfilled all its obligations hereunder and is ready, willing and able to close, then Stonewood, after having given Macerich three (3) days prior written notice of the specific nature of Macerich's breach (within which such period Macerich may cure such breach), may elect one of the following remedies: (i) be entitled to specific performance of this Agreement, or (ii) be entitled to terminate Stonewood's obligations under this Agreement by written notice to Macerich. Notwithstanding anything to the contrary herein and in addition to any other remedies of Stonewood herein or at law or in equity, Stonewood shall be entitled to recover damages (expressly excluding, however, incidental or consequential damages) suffered by Stonewood by reason of Macerich's default.

		(c)	If Macerich terminates this Agreement pursuant to
any specific provision hereof that gives Macerich such right
(other than termination of this Agreement by Macerich as the result of Stonewood's default of Stonewood's obligations under this Agreement), or if Stonewood terminates this Agreement pursuant to any specific provision hereof that gives Stonewood such right (other than termination of this Agreement by Stonewood as the result of Macerich's default of Macerich's obligations under this Agreement), or if either party terminates this Agreement because the transaction contemplated by this Agreement cannot be consummated due to the failure of any of such party's respective Conditions Precedent (except breach by the other party) to occur, this Agreement thereupon shall (except those provisions contained herein which are stated to survive a termination) terminate and be of no further force and effect and Stonewood and Macerich shall have no further rights and obligations with respect to this Agreement.

		(d)	In the event this Agreement is terminated prior to
the Closing, then:

			(i)	all counterparts of any documents executed by
the parties and delivered to the Escrow Holder and any monies deposited with Escrow Holder shall be returned to the respective depositing parties; and

			(ii)	 any monies delivered to the Escrow Holder or
other third parties on account of the Purchase Price and/or the prorations shall be returned to the party that delivered any such monies to the Escrow Holder or other third parties.

		The provisions of this Section 16 shall survive any termination of this Agreement.

	17.	INDEMNIFICATION

		(a)	Stonewood hereby agrees to indemnify, defend, and
hold free and harmless Macerich from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) as a result of any obligations, liabilities, claims or Liens relating to (i) the Property or Stonewood's interests therein, whether direct, contingent or consequential, that arise out of events occurring before the Closing, and/or (ii) any breach by Stonewood of any of its representations, warranties, covenants and agreements contained herein or any of the agreements, instruments and certificates delivered pursuant hereto, and/or (iii) any Employee Claims (as defined in Section 20 hereof).

		(b)	Macerich hereby agrees to indemnify, defend, and
hold free and harmless Stonewood from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) as a result of any obligations, liabilities, claims or Liens relating to (i) the Property or Macerich's interests therein, whether direct, contingent or consequential, that arise out of events occurring after the Closing subject to and without limiting Stonewood's indemnity under Section 17(a)(ii) above, and/or (ii) any breach by Macerich of any of its representations, warranties, covenants and agreements contained herein or any of the agreements, instruments and certificates delivered pursuant hereto.

		(c)	The provisions of this Section 17 shall survive
the Closing.

	18.	BROKER'S COMMISSION

		(a)	Stonewood and Macerich each represent and warrant
to the other that neither has employed any real estate agent, broker or finder in connection with the transactions contemplated by this Agreement and each party agrees to indemnify and hold free and harmless the other from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by such party by reason of any person or entity claiming a brokerage commission, finder's fee or other compensation is due or payable by reason of such indemnifying party's acts or omissions.

		(b)	The provisions of this Section 18 shall survive
the Closing or any earlier termination of this Agreement.

	19.	ESCROW

		19.1	Escrow Holder; Instructions.  Macerich and
Stonewood shall promptly cause Escrow to be opened for the consummation of the transaction contemplated by this Agreement by delivering three (3) fully signed originals, or signed original counterparts, of this Agreement, executed by Macerich and Stonewood to Escrow Holder at its address for notice set forth in
Section 21.5 hereof. Escrow Holder shall promptly execute all such three (3) originals of this Agreement and return (i) one (1) fully executed original of this Agreement to Macerich, and
(ii) one (1) fully executed originals of this Agreement to Stonewood. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of the Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Macerich and Stonewood shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly provided therein.

		19.2	Deposits into Escrow.

			(a)	Stonewood shall deposit, or cause to be
deposited, into the Escrow, in time to permit the closing of the transaction contemplated hereby on the Closing Date, the items described in Sections 10(a), 10(d), 10(e), 10(f),
10(l), 10(m) and 10(n) hereof. Escrow Holder is hereby authorized to use the foregoing documents and instruments to close the Escrow only if and when: (i) Escrow Holder holds for the account of Stonewood all net sums to be paid by Macerich to Stonewood through Escrow at the Closing;
(ii) Title Company can and will issue the Title Policy concurrently with the Closing; and (iii) Escrow Holder receives telephonic authorization from Stonewood or its counsel that Stonewood's Condition Precedent has been satisfied.

			(b)	Macerich shall deposit, or cause to be
deposited, into the Escrow, in time to permit the closing of the transaction contemplated hereby on the Closing Date:

				(1)	The Purchase Price, less (i) all amounts
to be paid by Stonewood hereunder, (ii) Stonewood's share of amounts to be prorated under Exhibit R hereof,
(iii) all amounts paid by Escrow Holder in satisfaction of Liens on the Property in order to put title to the Property into the state required by this Agreement, and
(iv) the Holdback Amount.

				(2)	The additional amount, if any, which
Escrow Holder estimates to be necessary to pay
Macerich's share under this Agreement of the closing costs, expenses and prorations of this transaction; and

				(3)	The items described in Sections 11(b)
and 11(c) and 11(d) hereof.

Escrow Holder is hereby authorized to use said funds, instruments and documents to close the Escrow only if and when: (i) Escrow Holder holds for Macerich the documents described in
Section 19.2(a) hereof, and (ii) Title Company can and will issue the Title Policy concurrently with the Closing, and (iii) Escrow Holder receives telephonic authorization from Macerich or its counsel that all of Macerich's Conditions Precedent have been satisfied.

		19.3	Close of Escrow.  Provided that Escrow Holder
shall not have received written notice from Macerich or Stonewood of the failure of any Condition Precedent to the Closing or of the termination of the Escrow, only if and when Macerich and Stonewood have deposited into the Escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Holder shall:

			(a)	Deliver to Macerich:  the Deed, the Lease
Assignment, the Operating Agreement Assignment and the Ground
Lease Assignment, by causing such documents to be recorded;
and causing such documents to be mailed to Macerich after they have been recorded.

			(c)	Deliver to Macerich:  any funds deposited by
Macerich, and any interest earned thereon, in excess of the amount required to be paid by Macerich hereunder.

			(d)	Cause the Title Policy to be issued to
Macerich by Title Company.

	20.	EMPLOYMENT MATTERS

		(a)	Macerich and Stonewood agree that Macerich has not
assumed and shall not assume any obligations to (or regarding the employment of), any persons previously or currently employed by Stonewood or Stonewood's Manager. As of the Closing Date,
Stonewood shall terminate and shall cause Stonewood's Manager to terminate the employment of all of its and Stonewood's Manager's employees employed at the Property in accordance with all applicable laws.

		(b)	Macerich shall not assume, shall not take subject
to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, to former or current employees of any of Stonewood, Stonewood's Manager: (i) which arise or accrue prior to the Closing including, without limitation, any liabilities or obligations of any of Stonewood or Stonewood's Manager in connection with any employee benefit plans or collective bargaining agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, and (ii) with respect to severance payments or other termination payments to the extent such employees are either not hired by Macerich at Closing or not hired by Macerich on a permanent basis after the expiration of any probationary period (which probationary period shall not exceed ninety (90) days) (collectively, "Employee Claims"). Stonewood covenants and agrees that no portion of any liability respecting the Employee Claims listed in clause (ii) immediately above shall be passed through or charged to the Tenants either by Stonewood or Stonewood's Manager.

		(c)	As of the Closing Date, Macerich may, at its
option, offer employment to any employee of Stonewood on such terms and conditions as may be mutually agreed upon by Macerich and such employees. Stonewood shall use its best efforts to assist Macerich in hiring any such employees with respect to whom Macerich elects to offer employment, and shall provide Macerich with copies of all employment contracts. Stonewood shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Macerich as of the Closing
Date and shall not solicit, invite, induce or entice any such employee to remain in the employee of Stonewood and/or Stonewood's Manager or otherwise attempt to retain the services of any such employee, except with the prior written consent of Macerich. Stonewood agrees to consult with Macerich on all material oral or written communications or meetings primarily regarding future employment with such employees.


		(d)	Notwithstanding anything to the contrary contained
herein, the Benefit Amount will be credited against the Purchase
Price payable by Macerich at Closing. Macerich shall, from and after the Closing, be obligated to pay out such Benefit Amount (or to grant sick time or vacation time, as applicable), all to the extent scheduled on Exhibit S-5. Stonewood shall remain responsible for, and pay out the monetary value when due of, any accrued sick time and vacation time for Stonewood's and Stonewood
Manager's employees which Stonewood fails to disclose pursuant to
Section 8(a)(xx) hereof.

21.	MISCELLANEOUS

		21.1	Each individual and entity executing this
Agreement hereby represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

		21.2	This Agreement is the entire Agreement between the
parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance herewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby.
No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

		21.3	This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

		21.4	Time is of the essence in the performance of and
compliance with each of the provisions and conditions of this Agreement.

		21.5	Any communication, notice or demand of any kind
whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested or by personal service), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

	Stonewood:		Stonewood Center, Ltd.
					13 Corporate Plaza
					Suite 150
					Newport Beach, California 92660
					Attention:  William W. Hughes, Jr.
					Telecopy No.:  (714) 759-8531

	With a copy to:	Bryan Cave LLP
					18881 Von Karman
					15th Floor

					Irvine, California  92612-1582
					Attention:  Wilbur D. Layman, Esq.
					Telecopy No.:  (714) 223-7100

	Macerich:			Macerich Stonewood Limited Partnership
					c/o The Macerich Company
					233 Wilshire Boulevard
					Suite 700
					Santa Monica, California  90401
					Attention:  Arthur M. Coppola and
							  Richard A. Bayer, Esq.
					Telecopy No.:  (310) 395-2791

	With a copy to:	The Macerich Company
					Two Galleria Tower
					13455 Noel Road
					Suite 1480
					Dallas, Texas  75240
					Attention:  Edward C. Coppola, Jr.
					Telecopy No.:  (972) 458-7021

	and to:			O'Melveny & Myers
					1999 Avenue of the Stars
					Suite 700
					Los Angeles, California  90067
					Attention:  James H. Kinney, Esq.
					Telecopy No.:  (310) 246-6779

	Escrow Holder:		Commonwealth Land Title Company
					888 West 6th Street
					4th Floor
					Los Angeles, California  90017
					Attention:  Lee Mellen
					Telecopy No.:  (213) 627-8722

Any party may change its address for notice by written notice given to the other in the manner provided in this Section 21.5. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

		21.6	The parties agree to execute such instructions to
Title Company or Escrow Holder and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

		21.7	The making, execution and delivery of this
Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

		21.8	Wherever possible, each provision of this
Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

		21.9	The language in all parts of this Agreement shall
be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including, without limitation, by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that both Macerich and Stonewood, and their respective counsel, contributed materially and substantially to the preparation of this Agreement). Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

		21.10  This Agreement shall be governed by and
construed in accordance with the laws of the State of California.

		21.11 In the event either Macerich or Stonewood brings any suit or other proceeding relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, or with respect to a breach of a representation or warranty hereunder, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred
(including, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings or in connection with the enforcement or collection of any judgment obtained in any suit or other proceeding relating to or arising out of this Agreement, the transactions described herein or the enforcement hereof, or with respect to a breach of a representation or warranty hereunder, costs incurred in establishing any right to indemnification, or in any action or participation in connection with this Agreement in, or in connection with, any case or proceeding under Chapters 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes). The parties hereto expressly agree that (i) any attorneys' fees incurred in connection with the enforcement or collection of any judgment obtained in any suit or other proceeding relating to or arising out of this Agreement, the transactions described herein or the enforcement hereof, or with respect to the breach of a representation or warranty hereunder shall be recoverable as a separate item, (ii) the provisions of this Section 21.11 shall survive the entry of any judgment with respect to the subject matter or enforcement of this Agreement or with respect to the breach of a representation or warranty hereunder, and (iii) the provisions of this Section 21.11 will not merge, or be deemed to have merged, into any judgment. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

		21.12  This Agreement shall be binding upon and inure
to the benefit of each of the parties hereto and to their
respective transferees, successors, and assigns; provided,
however, that neither this Agreement nor any of the rights or obligations of a party hereunder shall be transferred or assigned by a party without the prior written consent of the other party hereunder except that Macerich may transfer this Agreement and its rights and obligations hereunder to The Macerich Company, a
Maryland corporation ("REIT") or to an entity controlled by the
REIT or by Macerich without Stonewood's consent.
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		21.13  All Exhibits attached hereto are incorporated
herein by this reference.

		21.14 Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of contributor and recipient with respect to the Property to be conveyed as contemplated hereby.

		21.15 All information and material regarding this Agreement as well as all information obtained by Macerich in connection with its investigation of the Property, (i) will be held in strict confidence, and (ii) will not be disclosed to any third party without the other party's prior written consent. Notwithstanding the immediately preceding sentence: (X) either party may disclose the terms of this Agreement to its respective affiliates, partners, investors, directors, officers, employees, agents, attorneys, consultants, lenders, or as required by law on the condition that such persons maintain the confidentiality of this Agreement, and (Y) no such information shall be considered confidential if it is information (1) that is or becomes generally available to the public other than through a violation of this
Section 21.15; (2) that was available to or in the possession of Macerich or one of the Macerich's representatives prior to its disclosure by Stonewood; (3) Macerich or one of Macerich's representatives received from a third party which, to the knowledge of Macerich or such Macerich representative, was not bound to Stonewood by a confidentiality agreement with respect to such information; or (4) is developed by Macerich or one of Macerich's representatives without reliance upon such information.
 Macerich's obligations under this Section 21.15 shall terminate upon the Closing or on December 31, 1997, if no such Closing occurs.

		21.16  Upon the Closing, all provisions of this
Agreement shall terminate except for the following Sections of this Agreement which shall survive the Closing:  Sections 3, 5, 7,
8, 9, 14, 15 (but only those provisions of Section 15 providing for (i) the assignment of awards, damages, proceeds and the like,
(ii) the handling of claims, and (iii) any work a party is
required to perform thereunder), 16, 17, 18, 20, 21 and Exhibit R.
                               39
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		IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their duly authorized representatives as of the date first above written.

				MACERICH:

				THE MACERICH PARTNERSHIP, L.P.
				a Delaware limited partnership

				By:	The Macerich Company,
					a Maryland corporation,
					General Partner


					By:   /s/ Thomas E. O'Hern
					Its:  Senior Vice President & CFO




				STONEWOOD:

				STONEWOOD CENTER, LTD.,
				a California limited partnership

				By:  H/P Company, LLC,
				     a California limited liability company,
				     General Partner

				     By:	/s/ William W. Hughes, Jr.
						William W. Hughes, Jr.
						Member

					By:	WWH Investments, Inc.,
						a California corporation,
						Member

						By:  /s/ William W. Hughes, Jr.
							William W. Hughes, Jr.
							President


                                 40
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ESCROW HOLDER:

		ESCROW HOLDER, by its execution below, hereby accepts (as of the date first above written) the foregoing Agreement and agrees to act as Escrow Holder under this Agreement in strict accordance with its terms.


				COMMONWEALTH LAND TITLE COMPANY,
				a California corporation



				By:  /s/ Don Hallman
				Its: Senior Vice President







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